NEWS

Contacts:
Fredric D. Price                                     Sharon Karlsberg
Chairman and Chief Executive Officer                 Director
BioMarin Pharmaceutical Inc.                         Feinstein Kean Healthcare
(415) 884-6700                                       (617) 577-8110

Investor Relations
(415) 884-6777

For Immediate Release:

            BioMarin Announces Positive MPS VI Phase I Trial Results

              Safety and Biochemical Activity of rhASB Demonstrated
                in Patients with Life-threatening Genetic Disease

     Company Plans to Initiate a Phase II Trial in the First Quarter of 2002

Novato, CA, September 6, 2001 - BioMarin Pharmaceutical Inc. (Nasdaq and SWX New
Market: BMRN) today announced that recombinant human N-acetylgalactosamine 4-sulfatase (rhASB), an investigational enzyme replacement therapy for the treatment of mucopolysaccharidosis (MPS) VI, was well tolerated at both dose levels by the six patients evaluated in the Company's Phase I clinical trial, and there were no drug-related serious adverse events during the study. Furthermore, rhASB reduced levels of urinary glycosaminoglycans (GAGs), a complex carbohydrate, in all six patients as predicted by preclinical studies conducted in MPS VI-affected cats.

Trial Results

The trial's primary objective was to evaluate the safety of rhASB, and the enzyme was well tolerated by all six patients. Key findings included:

        o  No drug-related serious adverse events;
        o  No significant allergic reactions to the enzyme infusions;
        o Urinary GAG excretion was reduced by a mean of 70% and 55% in the high and low dose groups, respectively;
        o Reduced urinary GAG excretion was evident within three weeks of initiating treatment.

The reduction in urinary GAGs demonstrates that rhASB is breaking down the complex carbohydrate materials that otherwise accumulate in patients with MPS VI and lead to the debilitating and life-threatening symptoms of the disease.

Paul R. Harmatz, M.D., Associate Director, Pediatric Clinical Research Center, Children's Hospital Oakland, the trial's principal investigator, said, "The six MPS VI patients enrolled in this trial represented a broad array of clinical manifestations and severity of the disease. I was pleased to see clinical improvements as the trial progressed and believe rhASB has potential as a treatment for patients with MPS VI."

Dr. Harmatz will present data from the trial at the American Society of Human Genetics annual meeting in San Diego on Sunday, October 14th, 2001.

All six patients continue to receive therapy and will be evaluated at 24-week intervals.

Stuart J. Swiedler, M.D., Ph.D., BioMarin's Vice President, Clinical Affairs, commented, "The trial successfully met its primary objective of demonstrating the safety of treatment with rhASB, and, as a result, we are planning to initiate a Phase II trial of rhASB early next year. Clinical product for this larger trial will be produced in our recently expanded clinical manufacturing facility located in Novato."

In October 2000, BioMarin initiated a randomized, double-blind Phase I clinical trial at Children's Hospital Oakland to evaluate the safety, efficacy, and pharmacokinetics of weekly intravenous infusions of rhASB at two dose levels as an enzyme replacement therapy in six MPS VI patients. All six patients received the enzyme therapy, but the patients, the medical staff involved in the trial, and BioMarin were blinded as to whether the patients received a high or low dose.

More about MPS VI

MPS VI (also known as Maroteaux-Lamy Syndrome) is a debilitating, life-threatening genetic disease for which no drug therapies are currently available that is caused by a deficiency of the enzyme N-acetylgalactosamine 4-sulfatase. The deficiency leads to the accumulation of GAGs in the lysosomes, the digestive organs of the cell. This accumulation in the lysosomes leads to progressive cellular, tissue and organ system dysfunction. Debilitating symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, impaired vision and hearing, sleep apnea, and reduced endurance. The majority of patients die from disease-related complications between childhood and early adulthood, depending on the severity of the disease.

BioMarin has received orphan drug and fast track designations for rhASB from the FDA. In addition, the European Commission has designated rhASB for the treatment of MPS VI as an orphan medicinal product in the European Community.

BioMarin specializes in the development and commercialization of therapeutic enzyme products.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including forward-looking statements regarding the prospects, development, commercialization and regulatory approval of rhASB. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, the results of current and proposed clinical trials, actions of regulatory authorities, future actions in the pharmaceutical market, developments by competitors, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undo reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.